EXHIBIT 23J2 CONSENT OF INDEPENDENT AUDITORS
CONSENT OF INDEPENDENT AUDITORS:

AMIDEX35(TM) Mutual Fund:

We consent to the use in the Post-Effective Amendment No.8 to the Registration Statement No. 11 of our report dated July 26, 2002, appearing in the Annual Report to Shareholders for the year ended May 31, 2002, incorporated by reference in the Prospectus and the Statement of Additional Information, which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are part of such registration statement.


DELOITTE & TOUCHE
New York, New York
March 4, 2002